Exhibit 10.4(a)
STATE OF OHIO

LICKING COUNTY

AMENDED AND RESTATED
SPLIT-DOLLAR AGREEMENT

This AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT (this “Agreement”) is made and entered into effective as of the 4th day of August, 2015, by and between THE PARK NATIONAL BANK, a national banking association (the “Bank”), and MATTHEW R. MILLER, an individual (“Insured”).
R E C I T A L S:
A. Insured is currently an employee and officer of the Bank and the Bank desires to retain Insured and induce Insured to provide valuable service to the Bank for a considerable period.
B. The Bank desires to provide Insured with certain death benefits under a life insurance policy purchased by the Bank on the life of Insured.
C. This Agreement supersedes the prior Split-Dollar Agreement between the Bank and Insured, made and entered into effective as of January 6, 2010.
NOW, THEREFORE, the parties hereto, for and in consideration of ten dollars and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:
1.This Agreement pertains to the life insurance policy (the “Policy”) listed on Exhibit C, attached and made a part hereof.
2.Ownership of Policy. The Bank shall own all of the right, title and interest in the Policy and shall control all rights of ownership with respect thereto. The Bank, in its sole discretion, may exercise its right to borrow against or withdraw the cash value of the Policy. In the event coverage under the Policy is increased, such increased coverage shall be subject to all of the rights, duties and obligations set forth in this Agreement.
3.Designation of Beneficiary(ies). Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit A) to receive a portion of the death proceeds of the Policy payable pursuant hereto upon the death of Insured subject to any right, title or interest the Bank may have in such proceeds as provided herein. In the event Insured fails to designate a beneficiary, any benefits payable pursuant hereto shall be paid to the estate of Insured.
4.Maintenance of Policy. The Bank intends to maintain a life insurance policy for purposes of this Agreement. The Bank shall be responsible for making any required premium payments and to take all other actions within the Bank’s reasonable control in order to keep the Policy in full force and effect; provided, however, that the Bank may replace the Policy with a comparable policy or policies so long as Insured’s beneficiary(ies) will be entitled to receive an amount of death proceeds under Section 6 of this Agreement at least equal to those that the beneficiary(ies) would be entitled to if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies. If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by the Bank. The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of premiums with respect to the Policy.
5.Reporting Requirements. The Bank will report on an annual basis to Insured the economic benefit attributable to this Agreement on Internal Revenue Service Form W-2 or its equivalent so that Insured can properly include said amount in Insured’s taxable income. Under the Internal Revenue Code of 1986, as amended (the “Code”), Insured’s taxable value of the benefit under this Agreement is not availed the same income tax exclusion as is afforded to “group term life insurance”. Insured agrees to accurately report and pay all applicable taxes on such amounts of income reportable hereunder to Insured.
6.Policy Proceeds. Subject to Section 8, upon the death of Insured, the death proceeds of the Policy shall be divided in the following manner:
(a)Insured’s beneficiary(ies) designated in accordance with Section 3 shall be entitled to an amount equal to the lesser of (i) the Death Benefit (as defined in Exhibit B hereto) or (ii) one hundred percent (100%) of the difference between the total death proceeds payable under the Policy and the “Cash Surrender Value of the Policy” (as defined in Section 7 below); such difference in the total death proceeds and the Cash Surrender Value of the Policy is defined as the “Net at Risk Amount.”
(b)The Bank shall be entitled to any death proceeds payable under the Policy remaining after payment to Insured’s beneficiary(ies) under Section 6(a) above.
(c)The Bank and Insured’s beneficiary(ies) shall share in any interest due on the death proceeds of the Policy on a pro rata basis based upon the amount of proceeds due each person divided by the total amount of proceeds, excluding any such interest.
7.Cash Surrender Value of the Policy. The “Cash Surrender Value of the Policy” shall be equal to the cash value of the Policy at the time of Insured’s death or upon surrender of the Policy, as applicable, less (i) any policy or premium loans or withdrawals or any other indebtedness secured by the Policy, and any unpaid interest thereon, previously incurred or made by the Bank, and (ii) any applicable surrender charges, as determined by the insurer under the Policy or the agent servicing the Policy.
8.Termination of Agreement.
(a)This Agreement shall terminate upon the first to occur of the following:
(i)the distribution of the death benefit proceeds in accordance with Section 6 above; or
(ii)except as set forth in Section 16 below, the termination of Insured’s employment for any reason (other than on account of Insured’s death) prior to age 62; and
(b)Insured acknowledges and agrees that the termination of this Agreement pursuant to subsection (a)(ii) above prior to the death of Insured shall terminate any right of Insured or Insured’s beneficiary(ies) to receive any death proceeds of the Policy under this Agreement, and such termination shall be without any liability of any nature to the Bank.
9.Assignment. Insured shall not make any assignment of Insured’s rights, title or interest in or to the death proceeds of the Policy whatsoever without the prior written consent of the Bank (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by the insurer under the Policy.
10.Administration.
(a) This Agreement shall be administered by the Compensation Committee of the Board of Directors of Park National Corporation (the “Committee”).
(b) As the administrator, the Committee shall have the powers, duties and discretion to:
i. Construe and interpret the provisions of this Agreement;

ii. Adopt, amend or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;
iii. Provide appropriate persons with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available to Insured (or Insured’s beneficiary(ies)) when required by law;
iv. Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;
v. Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder; and
vi. Appoint and retain such persons as may be necessary to carry out its duties as administrator.
(c) In its capacity as the administrator, the Committee shall also be responsible for the management, control and administration of the death proceeds from the Policy. The administrator may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. If the administrator has a claim which it believes may be covered under the Policy, it will contact the insurer under the Policy in order to complete a claim form and determine what other steps need to be taken. The insurer under the Policy will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policy, a check will be issued to the Bank. If the insurer under the Policy determines that a claim is not eligible for payment under the Policy, the administrator may, in its sole discretion, contest such claim denial by contacting the insurer in writing.
11.Claims Procedures.
a.For purposes of these claims procedures, the Committee shall serve as the “Claims Administrator.”
b.If Insured or any beneficiary of Insured should have a claim for benefits hereunder, he or she shall file such claim by notifying the Claims Administrator in writing. The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder. Benefit claims shall be made by Insured, Insured’s beneficiary(ies) or a duly authorized representative thereof (the “claimant”).
If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond 180 days from the date the claim for benefits is received by the Claims Administrator. Written notice of any extension of time shall be delivered or mailed within 90 days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision.
Notice of an adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such material or information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in the event of an adverse determination on review.
If notice of an adverse benefit determination is not furnished in accordance with the preceding provisions of this Section 11, the claim shall be deemed denied and the claimant shall be permitted to exercise the claimant’s right to review as set forth below.

(c) If a claim is denied and a review is desired, the claimant shall notify the Claims Administrator in writing within 60 days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
The Claims Administrator shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.
For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if they (i) were relied upon in making the benefit determination; (ii) were submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrate compliance with the administrative processes and safeguards of this claims procedure.
(d) After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Bank, the Committee, whether in its capacity as Claims Administrator or otherwise, or any member of the Committee more than one (1) year after the claimant has exhausted the administrative remedies set forth in this Section 11.
12.Confidentiality. In further consideration of the mutual promises contained herein, Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, in connection with estate planning or in connection with filings with the Securities and Exchange Commission as required under Federal securities laws and regulations, are and shall forever remain confidential until the death of Insured, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction or, in the opinion of Insured’s counsel, by other requirements of applicable laws and regulations identified in such opinion of counsel.
13.Other Agreements. The benefits provided for herein for Insured are supplemental life insurance benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Insured in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any employment agreement which may exist between the Bank and Insured, nor shall any provision or condition contained in this Agreement create specific rights of Insured or limit the right of the Bank to discharge Insured with or without cause. Except as otherwise provided herein, nothing contained in this Agreement shall affect the right of Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure whether now or hereinafter existing.
14.Withholding. Notwithstanding any of the provisions hereof, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable Federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.
15.Miscellaneous Provisions.
a.Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
b.Survival. The provisions of Section 12 and this Section 15 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.
c.Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable between themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, limited liability companies, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
d.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
e.Governing Law. This Agreement is made in the State of Ohio and shall be governed in all respects and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States of America.
f.Binding Effect. This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon Insured’s estate, administrators, personal representatives and heirs. This Agreement may be assigned by the Bank to any party to which the Bank assigns or transfers the Policy. This Agreement has been approved by the Bank’s Board of Directors and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.
g.No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and Insured, Insured’s designated beneficiary(ies) or any other person.
h.Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Insured or any beneficiary(ies) of Insured; nor shall Insured or any beneficiary(ies) of Insured have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Insured to the Bank.
i.Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof.
j.Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or Insured, as applicable, at the address for such party set forth below or such other address designated by notice.
Bank:   THE PARK NATIONAL BANK
         50 N. Third Street
         Newark, Ohio 43058-3500
         Attn: Chief Executive Officer

Insured:   MATTHEW R. MILLER
         XXXXXXX
XXXXXXX

k.Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
l.Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
m.Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, the Bank may amend, modify or terminate this Agreement (and may do so retroactively) without the consent and/or approval of Insured or any beneficiary(ies) of Insured if such amendment, modification or termination is necessary to ensure compliance with Code Section 409A or in order to avoid the application of any penalties that may be imposed upon Insured and any beneficiary(ies) of Insured pursuant to the provisions of Code Section 409A.
n.Purpose. The primary purpose of this Agreement is to provide certain death benefits to Insured as a member of a select group of management or highly compensated employees of the Bank.
o.Compliance with Code Section 409A. Code Section 409A, as added by the American Jobs Creation Act of 2004 (AJCA), substantially revised the requirements applicable to certain deferred compensation arrangements. If Code Section 409A is found to be applicable, this Agreement is intended to comply, and to be operated and administered in all respects in compliance, with the requirements of Code Section 409A and all Internal Revenue Service rulings, Treasury Department regulations or other pronouncements or guidance implementing or interpreting its provisions.
16.Change in Control. If Insured experiences a separation from service from the Bank and its affiliates within 12 months after a Change in Control (as defined below), (a) Insured shall remain eligible for a death benefit under Section 6 even if that separation from service occurs prior to the date that Insured attains age 62, and (b) the non-compete covenant in the retirement conditions of Exhibit B shall not apply after a Change in Control.
For purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following: (a) the consummation of an agreement for the sale of all, or a material portion, of the assets of the Bank; (b) the consummation of a merger or recapitalization of the Bank, or any merger or recapitalization whereby the Bank is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Bank’s parent Park National Corporation by any person or group. The term “person” means an individual other than Insured, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, in each case as of the day and year set forth above.

PARK:
The Park National Bank
/s/ Brady T. Burt
Its CFO

INSURED:
/s/ Matthew R. Miller
Matthew R. Miller

EXHIBIT A

BENEFICIARY DESIGNATION FORM

AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT

Pursuant to Section 3 of the Amended and Restated Split-Dollar Agreement, made and entered into effective as of August 4th, 2015 (the “Agreement”), I, MATTHEW R. MILLER, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement or any predecessor thereof.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

XXXXXXXXXXXXXXX
XXXXXXXXXXXXXXX

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless I have otherwise provided above. Further, if I have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of my death, any remaining beneficiary(ies) will share equally, unless I have provided otherwise above. If no primary beneficiary survives me, then the contingent beneficiary designated below will receive any benefits due upon my death. In the event I have no designated beneficiary upon my death, any benefits due will be paid to my estate. In the event that I am naming a beneficiary that is not an individual, I have provided pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

XXXXXXXXX
XXXXXXXXX

Date: August 4, 2015

/s/ Matthew R. Miller
Matthew R. Miller

ACCEPTED: THE PARK NATIONAL BANK

Date: August 4, 2015

By /s/ Brady T. Burt
Its CFO

A-1

EXHIBIT B

DEATH BENEFIT

MATTHEW R. MILLER

Date on which Insured attains:

Age 62 – XXX, XX, 2040

Death Benefit – If Insured’s death occurs while Insured is in the full-time employment of the Bank, then the “Death Benefit” shall be the amount set forth in Paragraph A below. If Insured’s death occurs after Insured’s retirement (termination of employment with the Bank and its affiliates after attaining age 62), then the “Death Benefit” shall equal the amount set forth in Paragraph A below and be subject to the retirement conditions specified in Paragraph B below.

A.The amount of Insured’s death benefit will be determined annually by the Bank, and will be approximately two (2) times Insured’s highest annual total compensation during the last ten calendar years of Insured’s employment with the Bank (which, for purposes of the Agreement and this Exhibit B, is defined as the sum of the annual base salary and the annual cash bonus/incentive compensation paid to Insured during a calendar year of employment with the Bank). Insured’s annual total compensation for purposes of this calculation may be adjusted for extraordinary fluctuations caused by acceleration or deceleration in any year due to opportunities to maximize disposable income by Insured caused by changes in state, federal, and local tax laws or otherwise. Notwithstanding any other provision in this paragraph or the Agreement or elsewhere, in no event shall the amount payable to Insured exceed the Net at Risk Amount in the Policy as of the date of Insured’s death.

B.Payment of death benefit after Insured’s retirement (termination of employment with the Bank and its affiliates after attaining age 62) shall be subject to the following retirement conditions:

1.Except as provided in Section 16 of the Agreement, after retirement, Insured has not been employed by any financial services firm offering like or similar products as the Bank, except with written approval of the Bank.

2.Insured’s termination of employment from the Bank has not been for cause as determined by the Board of Directors of the Bank; if termination is determined to be for cause, a letter so stating shall be sent by certified mail to Insured within 90 days of termination of employment from the Bank.

B-1

EXHIBIT C

ENDORSED POLICY

MATTHEW R. MILLER

The Amended and Restated Split-Dollar Agreement, made and entered into effective as of August 4th, 2015 (the “Agreement”), pertains to the life insurance policy (the “Policy”) listed on this Exhibit C, attached and made a part of the Agreement:

Insurer: The Guardian Life Insurance Co. of America

Policy number: U021173
C-1